The Scotts Company LLC______________________________

Exhibit 10

February 4, 2025

Mr. Adam Hanft
Chief Executive Officer
Hanft Ideas LLC
50 Astor Lane
Sands Point, New York 11050
adam@hanftideas.com

Dear Adam:

This letter sets forth our agreement (the “Agreement”) regarding a consulting engagement between Hanft Ideas and The Scotts Company LLC (“Scotts” or the “Company”). For the purposes of this Agreement, the term “Contractor” means Hanft Ideas, its primary designee/employee Adam Hanft, and any other designee or employee of Hanft Ideas. These consulting services are separate and distinct from the services you are and will be providing as a member of the Scotts Miracle-Gro Company’s Board of Directors (the “Board”) or any Board Committees or other Committees on which you may serve.

I.    Scope of Services

Contractor agrees to provide the consulting services to Scotts described below. It is anticipated that Contractor will generally undertake the following work and activities pursuant to this Agreement:

1.    Provide insights and expertise to help inspire and develop a culture of creativity, with emphasis on: Shaping and assisting with the development of the overall marketing, creative and content strategies in conjunction with the CEO, COO, CCO and BU Leaders; inspiring innovation; and building Scotts’ brands and consumer loyalty;

2.    Consult with and provide recommendations to the CEO, COO and CCO on an as-needed basis on issues of marketing strategy, including new product development; and

3.    Participate in marketing meetings to support the successful execution of the anticipated marketing initiatives of the Company, including on-going support of core brands, the Company’s direct-to-consumer business, live goods, the efforts of Hawthorne Gardening Company, and any other special projects as assigned.

4.    Support the Company’s business unit leaders through participating in the development and production of creative advertising and content for use across multiple media channels, including the Company’s owned channels.

Contractor and the Company may agree to modifications of these work activities from time to time as necessary to achieve the purpose of this Agreement. When such modifications are necessary, Contractor and the Company will execute an amendment to this agreement reflecting the agreed upon modifications, which may include, by way of non-limiting examples, modifications regarding the work activities, the hours of consulting services provided, and/or the consulting fees and expenses paid to Contractor.

14111 Scottslawn Road Marysville, Ohio 43041
937-644-0011
www.scotts.com

Mr. Adam Hanft                    – 2 –                    February 4, 2025
Chief Executive Officer
Hanft Ideas LLC

In providing consulting services to Scotts under this Agreement, Contractor will be an independent contractor and will not be an employee, agent, partner, or joint venturer of Scotts or of any of Scotts’ affiliates, or of any of its or their respective officers, directors or employees. Except as provided as a member of the Board, if applicable, and except as otherwise expressly stated herein, you and any other designee or employee of Contractor will not participate in or receive benefits under any of Scotts’ employee fringe benefit programs or receive any other fringe benefits from Scotts, including, without limitation, the health, disability, life insurance, retirement, equity awards, pension and profit sharing benefits on account of the consulting services provided to Scotts under this Agreement.

II.    Length of Agreement

The term of this Agreement will commence on December 1, 2024 and will end on September 30, 2025 (the “Termination Date”), unless terminated earlier under Section V.1. The term of this Agreement may be extended only by written agreement, signed by both parties and setting forth expressly the terms related to the consulting fee.

III.    Authority

In providing consulting services to Scotts under this Agreement, Contractor will have no authority at any time to assume or create any obligation or liability, express or implied, on Scotts’ behalf or in Scotts’ name or to bind Scotts in any manner whatsoever.

IV.    Consulting Fees and Expenses

1.    In exchange for providing the consulting services hereunder, during the term of this Agreement, Scotts shall pay Contractor a consulting fee of $25,000.00 per month for each month during the term irrespective of whether Scotts requests that Contractor provides consulting services hereunder. The consulting fee shall be paid as a retainer according to the following schedule:

•$75,000.00 payable on or around February 1, 2025 or upon execution of this Agreement, whichever is later, for work performed in December 2024, January 2025 and February 2025;
•$75,000.00 payable on or around March 1, 2025 for work performed in March, April and May 2025; and
•$100,000.00 payable on or around June 1, 2025 for work performed in June, July, August and September 2025.

Contractor shall be required to submit monthly invoices with brief descriptions of the services provided.

2.    Scotts also will pay or reimburse Contractor for all reasonable expenses incurred by Contractor in connection with providing consulting services to Scotts as contemplated herein, including, without limitation, all reasonable (a) telephone and fax expenses, and (b) travel expenses, including, without limitation, transportation, food and lodging, incurred in connection with attending Scotts approved meetings pursuant to this consulting agreement. Contractor must incur and account for expenses in accordance with the policies and procedures established by Scotts as a precondition to Scotts’ obligation to pay or reimburse Contractor for such expenses pursuant to the terms of the preceding sentence. This includes describing expenses in reasonable detail on invoices. Scotts will provide private transportation when practical and economically reasonable.

Mr. Adam Hanft                    – 3 –                    February 4, 2025
Chief Executive Officer
Hanft Ideas LLC

3.    Contractor agrees to provide, at its own expense, all equipment necessary to provide the consulting services contemplated herein and to be responsible for its own overhead costs and expenses except for those expenses that Scotts has expressly agreed to pay pursuant to the terms of the preceding paragraph.

V.    Termination

This Agreement shall naturally expire according to its terms on the Termination Date. However:

1.    Scotts shall be permitted to terminate this Agreement and its consulting relationship with Contractor prior to the Termination Date under any of the following circumstances: (a) upon Scotts’ 60 days advance written notice to Contractor, (b) Mr. Hanft’s death or disability, or Contractor ceasing operations, (c) Contractor’s material breach of its obligations to Scotts if such breach is not cured within 30 days after receiving notice thereof, (d) Contractor’s and/or Mr. Hanft’s indictment for a felony or serious misdemeanor, (e) Contractor’s and/or Mr. Hanft’s commission of an act of fraud or bad faith toward Scotts, or (f) Contractor’s and/or Mr. Hanft’s misappropriation of any funds, property or rights of Scotts. Contractor shall be permitted to terminate this Agreement and its consulting relationship with Scotts upon Contractor’s 30 day advance written notice to Scotts.

2.    In the event that Scotts terminates this Agreement for any reason other than those listed in Section V.1(b)-(f), Scotts will pay Contractor the total value of this Agreement, less any amounts already paid pursuant to this Agreement, as well as any expenses Contractor has incurred pursuant to the terms of this Agreement prior to the date of such termination.

3.    In the event that Contractor terminates this Agreement and its consulting relationship with Scotts or Scotts terminates this Agreement and its consulting relationship with Contractor for any reason listed in Section V.1(b)-(f) of this Agreement, such termination shall not affect Scotts’ obligation to pay Contractor for the cash fees Contractor has earned prior to the date of such termination or reimburse Contractor for the expenses Contractor has incurred pursuant to the terms of this Agreement prior to the date of such termination.

VI.    Confidential Information and Insider Trading

1.    In providing the consulting services contemplated herein, Contractor will receive Confidential Information about Scotts and its affiliates. Maintaining the confidential nature of this information is very important to Scotts. As used in this Agreement, “Confidential Information” is any information about Scotts, or its affiliates, to which Contractor gains access in connection with its provision of consulting or other services to Scotts, including Mr. Hanft’s service as a member of the Board. Confidential Information does not include information Contractor can show (a) was already in Contractor’s possession prior to the time Contractor received such information as a consultant to Scotts, or (b) is publicly available or otherwise in the public domain by means other than Contractor’s violation of the terms of this Agreement.

2.    Contractor agrees to not at any time hereafter, without the prior written consent of Scotts, disclose, directly or indirectly, any Confidential Information or use any Confidential Information for any purpose other than providing consulting services to Scotts as contemplated herein.

3.    In an effort to avoid the appearance of impropriety, Contractor agrees to follow all laws and regulations concerning insider trading, as well as the Scotts Insider Trading policy

Mr. Adam Hanft                    – 4 –                    February 4, 2025
Chief Executive Officer
Hanft Ideas LLC

(attached), during the term of this Agreement. Further, Contractor agrees that Contractor will not engage in any transaction of Scotts securities during the term of this Agreement except while the Scotts trading window is open and only after having obtained pre-clearance of the transaction per the procedure described in the Scotts Insider Trading policy. Following the termination of this Agreement, you agree that you remains subject to the Scotts Insider Trading policy if you are still serving as a member of the Board; if not, you agree that you remain subject to the Scotts Insider Trading policy until the next scheduled open trading window period and will not engage in any transaction of Scotts securities until then, and then only if you are not in possession of material, non-public information.

4.    Contractor agrees to promptly return to Scotts, upon Scotts’ request, all electronic or tangible documents that contain any Confidential Information and to retain no copies.

5. These confidentiality obligations are in addition to, and not in place of, any and all confidentiality obligations arising as a result of your membership on the Board and applicable Board Committees.

VII.    Conflicts of Interest

While Contractor is not restricted from having other clients during the term of this Agreement, it is important to the Company that Contractor avoids actual or potential conflicts of interest. As such, Contractor agrees that Contractor has no business, professional, personal or other interest, including but not limited to representation of other clients, that conflicts in any manner or degree with the performance of Contractor’s obligations under this Agreement. If any such actual or potential conflict of interest arises under this Agreement, Contractor shall immediately inform the Company in writing of such conflict.

If, in the reasonable judgment of the Company, such conflict poses a material conflict to and with the performance of Contractor’s obligations under this Agreement, then the Company may terminate this Agreement for Cause in accordance with Section V above.

VIII.    Cooperation with Litigation

Contractor agrees to cooperate fully with Scotts in its defense of any lawsuit filed over matters that occurred while Contractor was or is a consultant to Scotts. Contractor agrees to provide full and accurate information with respect to the same. Contractor further agrees not to assist any party in maintaining any lawsuit against Scotts or any of its employees, officers or agents, and that Contractor will not provide any information to anyone concerning Scotts or its employees, directors, officers or agents, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying Scotts sufficiently in advance of such subpoena or court order to reasonably allow Scotts an opportunity to object to same. In the event that Contractor’s cooperation is necessary under this paragraph, Contractor and Scotts shall agree on a reasonable rate for Contractor’s time in providing that cooperation.

IX.    Other

1.    No Obligation. Contractor understands and agrees that this Agreement does not obligate Scotts to utilize Contractor’s consulting services, but it is intended to set forth the terms pursuant to which Scotts may utilize Contractor’s consulting services.

2.    Notice. All notices pursuant to this Agreement will be in writing, addressed as stated below (or to such other address that may be designated by the receiving party in accordance with this Section), and will be deemed given when: (a) delivered by hand

Mr. Adam Hanft                    – 5 –                    February 4, 2025
Chief Executive Officer
Hanft Ideas LLC

(with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight carrier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the receiving party; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested.

If to Contractor:

Mr. Adam Hanft
Chief Executive Officer
Hanft Ideas LLC
50 Astor Lane
Sands Point, New York 11050
Email: adam@hanftideas.com

If to Scotts:

The Scotts Company LLC
14111 Scottslawn Rd.
Marysville, OH 43041
Attention: Chief Human Resources Officer

With a copy to:

The Scotts Company LLC
14111 Scottslawn Rd.
Marysville, OH 43041
Attention: Legal Department
Email: contractnotice@scotts.com

3.    Governing Law; Venue; Jurisdiction. This Agreement is governed by the laws of the State of New York, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement. Any action or proceeding arising out of this Agreement will be litigated in state or federal courts located in New York. Each of Scotts, LRC and Contractor consents and submits to the jurisdiction of any state or federal court located in New York County, New York.

4.    Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

5.    Survival. Termination or expiration of this Agreement shall not release either Party from obligations that, either expressly or by their nature, survive such termination or expiration.

6.    Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach.

7.    Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties about its subject matter. Contractor and Scotts agree that if any term in this Agreement conflicts with previously agreed-upon terms, the terms of this Agreement control and supersede the previously agreed-upon terms. This Agreement

Mr. Adam Hanft                    – 6 –                    February 4, 2025
Chief Executive Officer
Hanft Ideas LLC

may not be modified or altered except by a written instrument duly executed by both parties.

8.    Assignment. Contractor acknowledges that the Services are in the character of a personal services contract and Contractor hereby represents and warrants that neither Contractor nor you will engage others to assist in providing the consulting services agreed upon in this Agreement without the prior written consent of Scotts. Contractor is not permitted to assign, sell or otherwise transfer any of Contractor’s rights or obligations hereunder.

9.    Contractor acknowledges that neither Scotts nor any representatives of Scotts have made any representations or promises about the tax implications of this Agreement. Nothing in this Agreement may be construed as tax advice from Scotts to Contractor. Contractor has been encouraged to discuss the tax implications of this Agreement with his own tax and financial counsel.

[Signature Page Follows]

Mr. Adam Hanft                    – 7 –                    February 4, 2025
Chief Executive Officer
Hanft Ideas LLC

THE SCOTTS COMPANY LLC
By:	/S/ AMANDA RICO
Amanda Rico Interim Chief Human Resources Officer

ACKNOWLEDGED AND AGREED:
/S/ ADAM HANFT
Adam Hanft, Chief Executive Officer Hanft Ideas LLC